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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 6)1



                          NEW HORIZONS WORLDWIDE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   645526 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                    ---------


-----------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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------------------------------                          ------------------------

CUSIP NO.       645526 10 4              13G            PAGE 2 OF 5 PAGES
         ------------------
------------------------------                          ------------------------

--------- ----------------------------------------------------------------------

1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Stuart O. Smith
--------- ----------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                   (b) [ ]

          N/A
--------- ----------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------

        NUMBER OF          5.    SOLE VOTING POWER

         SHARES                  1,595,600
                           ----- -----------------------------------------------

      BENEFICIALLY         6.    SHARED VOTING POWER

        OWNED BY                 0
                           ----- -----------------------------------------------

          EACH             7.    SOLE DISPOSITIVE POWER

        REPORTING                1,595,600
                           ----- -----------------------------------------------

       PERSON WITH         8.    SHARED DISPOSITIVE POWER

                                 0
-------------------------- ----- -----------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,595,600
--------- ----------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A                                                               [ ]
--------- ----------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          22.3%
--------- ----------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON*

          IN

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1(a).        NAME OF ISSUER:

                    New Horizons Worldwide, Inc.
                  --------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    500 Campus Drive, Morganville, NJ  07751
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                    Stuart O. Smith
                  --------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    Stuart O. Smith, 500 Campus Drive, Morganville, NJ  07751
                  --------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                    United States
                  --------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                    Common Stock, $.01 par value
                  --------------------------------------------------------------

ITEM 2(e)         CUSIP NUMBER:

                    645526 10 4
                  --------------------------------------------------------------

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or dealer registered under Section 15 of the
                           Act,

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act,

         (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of
                           the Act,

         (d)      [ ]      Investment Company registered under Section 8 of the
                           Investment Company Act,

         (e)      [ ]      Investment Adviser registered under Section 203 of
                           the Investment Advisers Act of 1940,

         (f)      [ ]      Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see
                           13d-1(b)(1)(ii)(F),

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         (g)      [ ]      Parent Holding Company, in accordance with Rule
                           13d-1(b)(ii)(G); see Item 7,

         (h)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.           OWNERSHIP.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount beneficially owned:

                    1,595,600
                  --------------------------------------------------------------

         (b)      Percent of class:

                    22.3%
                  --------------------------------------------------------------

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote   1,595,600
                                                                    ------------

                  (ii)     Shared power to vote or to direct the vote    0
                                                                      ----------
                  (iii)    Sole power to dispose or to direct the disposition of
                                                                   1,595,600
                                                                ----------------

                  (iv)     Shared power to dispose or to direct the disposition
                           of                                           0
                                                                      ----------

                           Instruction. For computations regarding securities
                  which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         N/A


ITEM 10.          CERTIFICATION.

         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       2/12/98
                                   --------------------------------------------
                                                       (Date)


                                                /s/ Stuart O. Smith
                                    -------------------------------------------
                                                    (Signature)


                                    STUART O. SMITH, VICE CHAIRMAN OF THE BOARD
                                    -------------------------------------------
                                                    (Name/Title)